Exhibit 4.21

Contract No.: C.J.L.S./H. 2018 (X.) S.T.G.J. (C.) Z. No. 0619003

Fixed Assets Association Loan Contract of Hainan Rural Credit Union

(Revision 2015)

(For company fixed assets loans)

Project Name: REIT Mingsheng Company’s Tailing Sand Comprehensive Utilization (Environmental Building Materials) Project in Changjiang County

 Lender (Agent Association): Changjiang Li Autonomous County Rural Credit Cooperative Association

 Borrower: REIT Mingsheng Environment Protection Construction Materials (Changjiang) Co., Ltd.

7 70101201806190051

Lender (Agent Association):

Changjiang Li Autonomous County Rural Credit Cooperative Association

Legal Representative: ZHENG Wei

Zip Code: 572200

Handler: XIE Daoqin

Fax: /

Borrower:

REIT Mingsheng Environment Protection Construction Materials (Changjiang) Co., Ltd.

Legal Representative: LI Hengfang

Zip Code: 572200

Handler: LI Hengfang

Fax: /

7 70101201806190832

Lender (Member Association): Danzhou Rural Credit Cooperative Association

Legal Representative: Zhong Jiejin

Special Note: This Contract is entered into upon negotiation on an equal and voluntary basis by the Parties, and all contract terms are true representations of the Parties. In order to safeguard the legitimate rights and interests of the Borrower, the Lender specifically reminds Borrower of paying full attention to the terms and conditions with regard to the rights and obligations of the Parties. If there are any doubts or ambiguities, please consult the Lender and professionals in a timely manner. Once the Borrower signs this Contract, it shall be deemed to understand and agree all terms of this Contract

Borrower applies for a loan from the association consisting of the aforesaid Agent Association and Member Association for REIT Mingsheng Company’s Tailings Sand Comprehensive Utilization (Environmental Building Materials) Project in Changjiang County, in order to clarify the rights and obligations of each party, in accordance with the provisions of the Contract Law of the People’s Republic of China. the Interim Measures for the Administration of Fixed Assets Loans and the Guidelines for the Loan of Rural Cooperative Financial Institutions as well as other relevant laws and regulations, the Parties voluntarily entered into this Loan Contract upon equal negotiation.

Article 1 Definition and Interpretation:

In this Contract, unless otherwise stipulated by law and in the provisions of this Contract, the expressions in the contract are interpreted as follows:

1.1 “Association Loan” means the loan of association consisting of the Agent Association and the Member Association, using the same loan contract (i.e. this Contract) to provide loans to the same Borrower in accordance with the agreed terms and conditions.

1.2 “Association Meeting” means a meeting held by the Agent Association or held by the Agent Association as proposed by the Member Association with all Member Associations participate in the discussion of matters related to Association Loan.

1.3 “Agent Association” means a credit association (including agricultural cooperatives and rural commercial banks) responsible for preparing and organizing lending association and being entrusted by Member Association to manage loans;

“Member Association” means the credit association (including agricultural cooperatives and rural commercial banks) that are invited by the lending association to voluntarily participate in the lending association and jointly issue loans to Borrower.

14 “Amount of Commitment” means the amount of the loan promised by the Agent Association and the Member Association.

1.5 “Loan Commitment Ratio” means the ratio of the commitment amounts of the Agent Association and the Member Association to the total loan amount.

1.6 “Lender” includes Agent Association and Member Association.

Article 2 Amount, Purpose and Term of Loan

2.1 Loan Amount: in words: RMB SIXTY MILLION YUAN (in figures: RMB 60,000,000). According to the principle of “Voluntary loan recognition, Determination through negotiation”, the loan amount of each Lender is as follows:

Changjiang Li Autonomous County Rural Credit Cooperative Association grants a loan of RMB 30 million; and Danzhou Rural Credit Cooperative Association grants a loan of RMB 30 million.

2.2 The loan is the fixed assets association loan and the purpose of the loan is to repay the bank loan and expand company. The total investment amount approved by the relevant state departments is RMB 243.22 million, of which Borrower or Borrower’s shareholders raise funds of RMB 12,548 by themselves; and RMB 117.74 million from various financial institutions.

2.3 The loan term is 72 months, from June 19, 2018 to June 19, 2024.

During the loan term, the actual withdrawal date and repayment date of the loan are subject to the receipt for the loan.

The receipt for the loan is an integral part of this Contract. Except for the date, if the other items set out therein are inconsistent with this Contract, this Contract shall prevail.

Article 3 Annual Interest Rate of the Loan

3.1 During the term of the loan, the annual interest rate of the loan under this Contract adopts the following type A:

A. Fixed interest rate, i.e. 7%, and the interest rate remains unchanged during the loan term;

B. Floating interest rate, which is the benchmark interest rate on the value date  /  (“increased” or “decreased” for options) by / %, or (“increased” or “decreased” for options) by / percentage points. If the loan period is less than 1 year (including one year), no adjustment shall be made when the People’s Bank of China adjusts the benchmark interest rate for loans; if the loan term is more than one year, it shall be adjusted when the People’s Bank of China adjusts the benchmark interest rate for loans, and the new interest rate will be implemented from January 1 of the following year with interest accrued in sections. Lender will not further inform Borrower of the interest rate adjusted accordingly.

When the loan is first issued under this Contract, the benchmark interest rate refers to the interest rate of the same grade loan announced by the People’s Bank of China on the date of the value date; after the loan interest rate is adjusted according to the foregoing agreement, the benchmark interest rate refers to the same-grade loan interest rate for the same period announced by the People’s Bank of China for implementation on the day of adjustment; if the People’s Bank of China no longer announces the same-grade loan interest rate for the same period, the benchmark interest rate refers to the bank-accepted or usual same-grade loan interest rate for the same period on the day of adjustment, unless otherwise agreed by the Parties.

3.2 From the date of loan issuance, the loan under this Contract will bear interest on a daily basis according to the days actually accrued (daily interest rate = annual interest rate / 360), and the interest will be settled on a monthly (monthly/quarterly) basis. The settlement date is the 20th of each month (the 20th of each month / the 20th of the last month of the quarter).

3.3 The first value date specified in this Contract refers to the date on which the loan issued for the first time under this Contract is transferred to the designated account of Borrower.

Article 4 Prerequisites for the Loan

Borrower shall meet the following conditions within 15 days after signing this Contract, otherwise Lender is not obligated to issue any payments under this Contract to Borrower:

4.1 Lender has received the following documents:

4.1.1 Duplicate or photocopy of the Borrower’s Articles of Association, business license and the specimen signatures of the legal representative and board members registered and filed with the administrative department for industry and commerce, with the official seal affixed thereto and certified as official, legal and valid;

4.1.2 Duplicate or photocopy of the Borrower’s Capital Verification Report issued by a qualified accounting firm with the official seal affixed thereto and certified as true, legal and valid;

4.1.3 Photocopy of the Borrower’s legal representative’s ID card certified by Borrower with common seal affixed thereto;

4.1.4 True, legal and valid original resolution of consent to apply from the Lender for the loan under this Contract and accept the Lender’s requirements for various loan conditions, for which Borrower has the authority to convene the meeting in accordance with the statutory procedures whose resolution has been approved by quorum members’ vote;

4.1.5 If the project using the loan under this Contract needs to be submitted for approval according to the regulations or requirements of the relevant competent authorities of the State, Borrower shall provide Lender with the original and valid approval documents issued by the relevant state departments;

4.1.6 True, legal and valid Articles of Association, business license, specimen signatures of the legal representative and the board members signed by the Guarantor’s legal representative and affixed with the official seal, and a resolution made by the Guarantor’s authorized institution that is true, legal, and effective and that they agree to provide guarantee for the loan under this Contract, if there is a third-party guarantee.

4.2 If there is a mortgage/pledge, the mortgage/pledge registration procedures that shall be handled in accordance with the relevant laws and regulations have been properly handled, and the originals of the relevant property right certificate and registration certificate have been handed over to Lender for custody.

4.3 If Lender requires insurance for the collateral, the insurance procedure with Lender as the first beneficiary has been completed and the original insurance policy has been handed over to Lender for custody.

4.4 This Contract and the subordinated guarantee contracts of this Contract have been validly signed.

4.5 Borrower has opened a settlement account from the Lender as required by Lender.

4.6 Borrower has met the requirements of the national capital system for investment projects and Lender’s following special requirements for project capital with regard to the project covered by specific loans: / .

4.7 When the loan is used for real estate development under this Contract, the following conditions shall also be met:

4.7.1 Borrower has obtained the qualification certificate for real estate development enterprise issued by the competent authority or has the qualification to undertake the development and construction of the loan project, and meets the special qualification requirements stipulated by Lender;

4.7.2 The real estate project planned to use the loan under this Contract has been incorporated into the national or local construction and development plan, and its project or filing documents are legal, complete, true and effective;

4.7.3 The real estate project planned to use the loan under this Contract has obtained at least legal and valid state-owned land use certificate, construction land planning permit, construction project planning permit, and construction project construction permit;

4.7.4 The land ownership of the real estate project to be constructed with the use of the loan under this Contract is clear.

4.8 Borrower has submitted to Lender other legal and valid materials required by Lender for the project.

4.9 Other conditions:      /

4.10 The loan conditions precedent are set to protect Lender’s equity, and Lender has the right to unilaterally reduce the requirements for the loan preconditions.

Article 5 Issuance and Payment of Loan

5.1 Borrower shall open a special loan issuance and repayment account (account number 1008780600000108) with the Agent Association before the loan is issued, and the loan issuance and payment shall be handled through the account. The loan with single amount exceeding 5% of the total investment of the project and with an amount of more than RMB 500,000 or the loan fund more than RMB 5 million is paid upon Lender’s entrustment, and the Borrower authorizes the Agent Association to pay the loan funds to the Borrower’s counterparts in compliance with the contractual purpose according to Borrower’s withdrawal request and payment entrustment.

When Borrower applies for withdrawal from the Agent Association, Borrower shall truthfully fill out the Notice of Entrusted Payment of Fixed Assets Loan for each withdrawal if it meets the conditions for entrusted payment.

After the Lender finds upon review the application meets the conditions for payment, the Agent Association will specifically handle the procedures of entrusted payment of funds, that is, according to the Notice of Entrusted Payment of Fixed Assets Loan, the funds will be directly transferred to the collection account designated in the Notice within 15 working days and Borrower will be informed.

5.2 The payment commission shall not be conditional, and the conditions attached by Borrower shall not force any obligations against Lender. In the process of loan issuance and payment, if Borrower finds the following circumstances, Lender shall negotiate with Borrower to supplement the loan issuance and payment conditions, or stop the issuance and payment of the loan funds according to the contract provisions.

5.2.1 Borrower’s credit status has declined;

5.2.2 Failure to pay loan funds as agreed in the contract;

5.2.3 The progress of the project lags behind the progress of the use of funds;

5.2.4 Violation of the contract provisions and evading Lender’s entrusted payment by means of breaking up the whole into parts.

5.3 Before Borrower withdraws, it shall fill out the Withdrawal Application to indicate the amount of withdrawal. If Borrower may not withdraw the loan according to the date and amount agreed upon by the Parties due to special circumstances, Borrower shall submit a written application to Lender 3 days before the agreed withdrawal date, and sign the withdrawal plan change agreement after Lender’s examination and approval.

5.4 If Borrower fails to withdraw the loan according to the date and amount agreed by the Parties to the contract, Lender has the right to cancel part of the loan or directly transfer the funds to the special account opened by Borrower at Lender according to the agreed date and amount, and calculate and charge interest as agreed in this Contract.

Article 6 Repayment

6.1 Borrower shall ensure that the average amount of funds in the Borrower’s repayment account under this Contract is not less than /. Borrower shall deposit / % of the total project capital and all the loan investment project income into the account and make payment externally according to the conditions and methods required by Lender. Lender has the right to supervise this account. Borrower shall always maintain a minimum balance of RMB 100 in the account before the loan principal and interest are paid off. The deduction of Lender in this account or other account opened by Borrower with the Hainan Rural Credit Union system is deemed as to claim rights from Borrower and to suspend the effectiveness of litigation for the loan.

6.2 The funds that are used for Borrower’s repayment of the principal and interest of the loan under this Contract are from (not limited to) the following source:

6.2.1 Borrower’s operating income

6.2.2 Income from disposal of collateral

6.3 Regardless of any other contract with Borrower as a party having any provision set out with regard to Borrower’s source of repayment funds, the provision shall not affect Borrower’s performance of the repayment obligation under this Contract. In no event shall Borrower invoke provision of the Paragraph 6.2 of this Article and refuse to perform its repayment obligations under this Contract.

6.4 Borrower shall pay interest in full and on time in accordance with this Contract and repay the loan principal in accordance with the provisions of Article 6.4.2 below:

6.4.1 Repayment of principal in a lump sum: Borrower shall repay the entire loan principal on      /      (date);

6.4.2 Repayment of principal by installments with the specific principal amount and date as follows:

The repayment of the principal of RMB 1 million on December 19, 2018; the repayment of the principal of RMB 1 million on June 19, 2019; the repayment of the principal of RMB 2 million on December 19, 2019; the repayment of the principal of RMB 2 million on June 19, 2020; the repayment of the principal of RMB 6 million on December 19, 2020; the repayment of the principal of RMB 6 million on June 19, 2021; the repayment of the principal of RMB 7 million on December 19, 2021; the repayment of the principal of RMB 7 million on June 19, 2022; the repayment of the principal of RMB 7 million on December 19, 2022; the repayment of the principal of RMB 7 million on June 19, 2023; the repayment of the principal of RMB 7 million on December 19, 2023; the repayment of the principal of RMB 7 million on June 19, 2024;

6.4.3 Other ways of principal repayment: /

6.4.4 The loan under this Contract is used for the development of housing and commercial housing, and the project has been mortgaged to Lender. If the project sales progress is faster than the repayment schedule agreed in Paragraphs 6.4.2 and 6.4.3 of this Article, then repayment shall be made in accordance with the following proportions:

/ % or more of the sales amount is used to repay the Lender’s loan, and the loan is repaid when the project sales reach / %; when the project sales rate (the proportion of the sales area to the total saleable area, the same hereinafter) reaches / %, the amount not lower than 50% of the loan issuance amount shall be repaid; and before the project sales rate reaches / %, the loan principal and interest are fully repaid (except with Lender’s consent). Otherwise, Lender will not cooperate with Borrower to handle the mortgage.

6.5 Borrower shall strictly abide by the contract provisions on the date of repayment when repaying the principal, paying interest and other expenses, and shall fully prepare the interest or principal payable in the current period in the repayment account opened with the Agent Association on the settlement date as set out in this Contract or 3 days before the date, and the amount will be directly charged by Lender from the account. If the funds in the account are insufficient to repay the current amount, Lender can deduct from Borrower’s other accounts (including time deposit accounts) opened in the Hainan Rural Credit Union system. For the loss caused by the aforesaid acts, Borrower shall bear the responsibility.

6.6 Within the loan term set out in this Contract, if Borrower cannot repay the loan principal according to the repayment plan set out in this Contract due to special circumstances, it may apply to Lender for adjustment of the repayment plan. Borrower shall submit a written application to Lender 7 days before the date of principal repayment agreed, and sign the repayment plan change agreement after Lender’s review and approval.

6.7 If Borrower cannot repay the loan on time, when the loan extension conditions are met, the written application for the extension and the written consent of the Guarantor to continue the guarantee may be submitted to the Agent Association 15 working days before the due date. If all Lenders agree on the extension, Lenders and Borrower jointly sign the extension agreement and the statutory registration of change of the guarantee shall be handled. After that, the loan under this Contract will be renewed accordingly.

6.8 If Borrower repays Lender at the amount less than the total amount of debt due on the date as agreed in this Contract, the amount shall be arranged in the following order:

(1) Paying fees, compensation, damages and liquidated damages payable according to law or in accordance with this Contract;

(2) Paying penalty interest;

(3) Paying interest payable;

(4) Paying principal payable

If Borrower’s repayments are insufficient to pay off all debts in the same order, they shall be settled in the order in which they are incurred.

6.9 Advance payment

Borrower shall submit a written application to the Agent Association 15 working days in advance in case of advance payment of principal, and may repay part or all of principal in advance with the consent of all Lenders.

Borrower shall calculate the interest according to the actual number of days of use and the loan interest rate agreed herein in case of advance payment of principal.

If Lender agrees Borrower makes advance payment of principal, it has the right to charge compensation from Borrower, and the compensation amount will be determined according to the following criteria:

1. Amount of compensation = principal advance repayment amount * the month difference of early repayment * / ‰ (to be calculated as one month in case of less than one month);

2.  /

If Borrower repays the loan by installments, in case that the partial loan principal is repaid in advance, it shall be repaid in the reverse order of the repayment plan. After the early repayment, the unrepaid loans are still executed at the loan interest rate set out in this Contract.

Article 7 Lender’s Rights and Obligations

7.1 It shall require Borrower to provide all information related to the loan under this Contract.

7.2 It shall collect the loan principal, interest, penalty interest, liquidated damages and all other fees payable by Borrower according to the provisions of this Contract from the Borrower’s account in accordance with the provisions of this Contract or the law.

7.3 It shall provide the loan to Borrower in full and on time according to the provisions of this Contract, except for the delay caused by Borrower.

7.4 Lender keeps confidential information the non-public information provided to Lender by Borrower and the Guarantor for the performance of this Contract in accordance with the relevant laws and regulations, except in the following cases:

7.4.1 Lender has the right to provide information about this Contract or other relevant information to the People’s Bank of China’s personal credit information basic database and enterprise credit information basic database as well as other legally established credit database in accordance with the provisions of relevant laws and regulations or other regulatory documents or the requirements of financial regulatory agency for inquiries and use by appropriately qualified institutions or individuals. Lender also has the right to inquire the relevant information of Borrower and the Guarantor through the People’s Bank of China’s personal credit information basic database, enterprise credit information basic database and other legally established credit database for the purpose of entering into and performing this Contract;

7.4.2 When Borrower and the Guarantor breach the provisions under this Contract, Lender has the right to disclose the breach information according to the breach degree or provide the relevant information to the collection agency for the purpose of collection;

7.4.3 Other circumstances as stipulated by laws and regulations or other regulatory documents.

7.5 Lender has the right to request Borrower to provide important dynamic information on the use of funds from project establishment to contract termination. It has the right to verify whether the loan payment is made in accordance with the agreed purposes through account analysis, voucher inspection and onsite investigation.

7.6 In addition to the debts under this Contract, if Borrower also has other debts due to Lender, Lender has the right to collect from Borrower’s accounts opened in the Hainan Rural Credit Union system for the settlement of any debt due.

Article 8 Borrower’s Rights and Obligations

8.1 Borrower shall provide Lender with true, complete, accurate and legal documents and information about Borrower, Guarantors, shareholders, and projects, finances, etc. If the loan under this Contract is used for project construction, it shall also provide Lender with periodic project construction report and other information in accordance with Lender’s requirements.

8.2 It shall withdraw and use the loan according to the term and purpose of this Contract, and shall not use the loan for the purpose of illegal activities, or use it as capital or equity capital, or to pay land transfer fees and compensation for demolition.

8.3 The loan principal and interest under this Contract shall be settled in accordance with the provisions of this Contract.

8.4 It shall consciously accept and actively cooperate with Lender in its check and supervision of the use of loans and funds, guarantees, production and operation as well as financial status.

8.5 In the event of business closure, dissolution, suspension of business, revocation of business license or cancellation, Lender shall be notified in written within 5 days after the event and the loan principal and interest shall be repaid immediately.

8.6 The collection letter or collection document mailed or otherwise sent by Lender shall have the return receipt sent back to Lender within 3 days after receipt.

8.7 If contracting leases, joint ventures, mergers, taken-overs, joint ventures, separations, capital reductions, equity changes, major asset transfers, substantial increase in debt financing, and other actions that adversely affect Lender’s equity are carried out, Lender shall be notified at least 30 days in advance, and they shall not be carried out unless with Lender’s written consent, or with the arrangements for the realization of Lender’s claims made to the satisfaction of Lender, otherwise the aforesaid actions may not be carried out until all debts have been settled.

8.8 In case of the changes in industrial and commercial item registration such as the changes in residence, correspondence address, business scope, legal representative, etc., it shall notify Lender in written within 7 days after the change of the relevant matters.

8.9 If the scale and standards of the project are changed, Lender shall be notified in written within 3 days after the approval document is obtained.

8.10 If the Guarantor’s guarantee ability under the contract is reduced or the value of the collateral (pledge) is reduced, and the reduction is sufficient to affect the safety of the loan, or the mortgage or pledge property is in disputed, Borrower shall make up the guarantee within the time limit required by Lender, and the Guarantor and Lender shall sign a valid guarantee contract according to law, and handle the mortgage and pledge registration.

8.11 When Borrower provides a third party with a guarantee that has the accumulated guarantee amount exceeding 10% of the net assets listed in its most recent annual financial statement, Lender’s written consent shall be obtained in advance.

8.12 If Borrower’s transfer of its operating assets involves more than 30% of the total assets listed in its most recent annual financial statement, it shall obtain Lender’s written consent in advance.

8.13 In case of a group customer, it shall promptly report to Lender the related transactions accounting for more than 10% of the net assets, including the relationship between the parties to the transaction, the transaction project and transaction nature, the amount of the transaction or the corresponding proportion and pricing policy (including transactions without amount or those only with symbolic amount).

8.14 In case of any other event that poses a risk to its normal operations or has a material adverse effect on its performance of its repayment obligations under this Contract, Lender shall be immediately notified in written and effective measures shall be taken to ensure the security of Lender’s creditor rights:

8.14.1 Borrower’s financial indicators such as profitability, solvency, operational capacity and cash flow, go beyond the agreed standards or deteriorate, and the circumstance has affected or may affect the performance of its obligations under this Contract;

8.14.2 Borrower’s failure to pay off or failure to perform or violation to execute obligations under other agreements after any other debts become due (including the declaration of its early maturity), and the circumstance has affected or may affect the performance of its obligations under this Contract;

8.14.3 Borrower involves or may be involved in major economic disputes, litigation, arbitration, or its assets are seized, detained or enforced, or it is investigated or dealt with by the judicial or administrative organs in accordance with the law, or it is penalized according to law, or it has violated relevant state regulations or the policy and is exposed by the media, and the circumstance has affected or may affect the performance of its obligations under this Contract;

8.14.4 Borrower’s main investors, key management personnel are subject to abnormal changes, disappearance or are subject to judicial investigation or restriction of personal freedom by the judicial authorities, and the circumstance has affected or may affect the performance of its obligations under this Contract;

8.14.5 Borrower causes liability accident due to the violation of relevant laws, regulations, regulatory requirements or industry standards such as those in food safety, safe production, environmental protection, etc., and the circumstance has affected or may affect the performance of its obligations under this Contract;

8.14.6 If the loan under this Contract is issued by credit, Borrower’s credit rating, profit level, asset-liability ratio, net cash flow from operating activities and other indicators do not meet the Lender credit terms; or without Lender’s written consent, Borrower establishes a collateral guarantee or provides a guarantee warranty to others with its effective business assets, and the circumstance has affected or may affect the performance of its obligations under this Contract;

8.14.7 Other circumstance that may result in Lender’s implementation of creditor’s right under this Contract being adversely affected.

8.15 Unless there is reliable and certain evidence to the contrary, Lender’s internal accounting records of the principal, interest, fees and repayment records, etc., as well as the documents, vouchers produced or retained by Lender when Borrower handles business such as withdrawal, repayment, interest payment, etc. and records and vouchers of the Lender collection shall constitute valid evidence to prove the relationship between the credit and debt of the borrower and the lender. Borrower does not object to the aforesaid records, entries, documents, or vouchers being unilaterally produced or retained by Lender.

Article 9 Loan Management

9.1 Post-loan management is carried out independently by the Agent Association. Other Member Associations independently evaluate the loan of the association based on the Borrower information provided by the Agent Association, unless with the authorization, it generally does not directly request information from Borrower or conduct a field investigation.

9.2 If the loan cannot be partially or fully repaid, the other Member Association shall, through the Agent Association, seek recourse from Borrower and Guarantor, and they shall not seek recourse directly from Borrower and Guarantor unless they are authorized.

Article 10 Guarantee

10.1 The Guarantor provides guarantees to the lending association, and co-signs with all Lenders the Association Loan Guarantee Contracts under the numbers of C.J.L.S./H. 2018 S.T.B.Z. No. 0619003002, C.J.L.S./H. 2018 S.T.B.Z. No. 0619003001, C.J.L.S./H. 2018 S.T.D.Z. No. 0619003, C.J.L.S./H. 2018 C.B.Z. No. 0619003 and C.J.L.S./H. 2018 S.T.Z.Z. No. 0619003.

10.2 If Lender believes in occurrence of the matters agreed in the Association Loan Guarantee Contract are sufficient to affect the realization of the creditor’s rights, and after submitting to the Association Meeting for discussion and decision, Borrower shall supplementary provide the collateral that has sufficient value and is easy to realize collateral or guarantor with guarantee ability, sign the supplementary guarantee contract, and process the registration procedures of the mortgage (pledge).

Article 11 Liability for Breach of Contract

11.1 After the contract becomes effective, each Party shall perform its obligations as set out in this Contract. If either party fails to perform or does not fully perform the obligations set out in this Contract, it shall be liable for breach of contract according to law.

11.2 Within three working days after Borrower and Lender sign this Contract and implement the relevant loan risk warning content, or within three working days after Borrower and Lender sign this Contract and Lender notifies Borrower to withdraw the amount, if the loan withdrawal procedures are not completed by Borrower, the Lender reserves the right to charge a late liquidated damages on a daily basis according to the annual interest rate of the loan as set out in this Contract.

11.3 If Lender fails to handle and provide loans in accordance with this Contract, it shall pay the late performance penalty according to the annual interest rate of the loan as set out in this Contract.

11.4 If Borrower fails to repay the due loan principal and interest under this Contract, Lender has the right to request it to repay in full within a time limit. Borrower authorizes Lender to deduct the funds in all accounts Borrower may open with the provincial rural credit cooperatives and all its branches so as to offset the payment for the debts under this Contract. In addition, after the expiration of the contract performance period, the overdue loan will be charged with interest calculated at 50% increased from the annual interest rate of the loan as set out in this Contract from the date of overdue payment, and the interest will be compounded in case of the unpaid interest.

11.5 If Borrower fails to use the loan for the purposes specified in this Contract, Lender has the right to stop the issuance of the loan, and recover some or all of the loan in advance or terminate the contract, and the loan used by Borrower in default is subject to interest charged based on the interest rate of 100% plus the annual interest rate of the loan as set out in this Contract. The interest will be compounded in case of the unpaid interest during the period of the failure to use of loan as agreed in the contract.

11.6 The portion of the loan that is paid overdue and misappropriated by the Borrower shall be charged with interest at the interest rate agreed in Paragraph 11.5 of this Article.

11.7 If Borrower violates Article 8 of this Contract, Lender has the right to take one or more of the following measures:

11.7.1 To require that Borrower shall correct the breach of contract within a time limit;

11.7.2 To stop the loan and other financing payments granted to Borrower under this Contract and other contracts between Hainan Rural Credit Union and Borrower, and partially or completely cancel Borrower’s undrawn loans and other financing payments;

11.7.3 To announce that the outstanding loans and other financing funds under this Contract and other contracts between Hainan Rural Credit Union and Borrower will become due immediately and the outstanding amount will be recovered immediately. For those cannot be recovered, Lender has the right to charge interest at the interest rate increased in accordance with Paragraph 11.4 of this Article;

11.7.4 To require Borrower to compensate Lender for damages caused by default;

11.7.5 Other measures set out in laws and regulations, agreed in this Contract or other measures that Lender deems necessary.

Article 12 Fee

12.1 The costs of lawyer services, insurance, assessment, registration, custody, appraisal, notarization, etc., for performance of this Contract and the guarantee hereunder and all expenses actually incurred by Lender for the realization of creditor’s rights (including but not limited to litigation fees, arbitration fees, property preservation fees, travel expenses, implementation fees, evaluation fees, auction fees, notary fees, delivery fees, announcement fees, legal fees, etc.) are all borne by Borrower.

12.2 The expenses incurred by the Association Loan shall be paid by the Agent Association first and born by the Member Associations in proportion to the loan commitment.

Article 13 Effectiveness and Dissolution of Contract

13.1 This Contract shall become effective after it has been signed and affixed with seal by the Parties.

13.2 In one of the following circumstances, Lender has the right to terminate the contract and ask Borrower to repay the principal and interest of the loan in advance to compensate for the loss:

13.2.1 When Borrower goes out of business, is dissolved, closed down, stops doing business for internal rectification, has business license revoked or is cancelled;

13.2.2 In the case of major merger, acquisition and restructuring, and Lender believes that it may affect the safety of loans;

13.2.3 The guarantee under this Contract has changed to the disadvantage of the creditor’s right of Lender, and Borrower failed to provide sufficient and effective guarantee according to Lender’s request;

13.2.4 In case of the use of the false contract with the related party to pledge with the creditor’s rights such as notes receivable and accounts receivable without actual trade background and thus withdraw funds or get credit;

13.2.5 In case of deliberately evading debts through related party transactions;

13.2.6 Borrower fails to repay the principal and interest of the loan on time or fails to use the loan according to the agreed purpose, or there is overdue payment of the principal and interest of the loan or other serious breach of contract.

Article 14 Transfer of Creditor’s Rights and Debts

14.1 Lender may transfer its rights under this Contract to others without the consent of Borrower and Guarantor, but shall promptly notify the other Lenders, Borrower and the Guarantor in written through the Agent Association, Borrower and the Guarantor shall continue to perform responsibilities or obligations under this Contract. In case of the need to change the mortgage or pledge registration for the transfer of Lender’s rights, Mortgager or the pledgee shall cooperate;

14.2 Borrower’s transfer of its rights and obligations under this Contract shall be approved by all Lenders and Guarantor in written and the registration of guarantee change shall be handled.

Article 15 Settlement of Dispute

15.1 If Borrower and Lender have a dispute in the course of performing this Contract, they shall settle it through negotiation; if the negotiation fails or they are unwilling to negotiate, the dispute resolution method shall be      (1)      (the arbitration clause will not be selected in case of a value of less than RMB 500,000):

(1) Taking legal actions before the people’s court in the locality of Lender.

(2) Submitting the dispute to Hainan Arbitration Commission for arbitration.

Article 16 Notarization with enforcement effect

Both Parties / (agree or disagree) to go to the / notary office immediately to apply for a notarized creditor’s right instrument with enforcement effect after signing this Contract. The Lender may directly apply to the People’s Court for enforcement when Borrower does not repay the loan principal and interest as set out in the Contract.

 If Borrower chooses to agree on handling the notarization, Lender will not issue loans until the notarization process is completed.

Article 17 Other Matters Agreed

17.1 The Parties’ addresses first written above are their respective service addresses. During the term of this Contract, if one party changes the address, name or contact information, etc., it shall notify the other party in written within 7 days from the date of actual change. Otherwise, the relevant notice sent by a party to the other party at the agreed delivery address shall be deemed to be validly served, and the addressee shall bear all legal consequences arising therefrom. Lender will deliver the loan collection notice, relevant notice and notice of early termination of loan to Borrower’s service address as agreed in this Contract (including direct delivery, postal delivery, etc.), and provide the agreed service address of Borrower to the judicial authority (arbitration agency) as the service address of the relevant litigation (arbitration) instruments (including but not limited to the first, second instances, retrial and enforcement procedures).

17.2 In case of the violation of any of the following terms, Lender has the right to declare the loan to become due in advance, recover the loan or to reject the new withdrawal request: (1) without the written consent of Lender, no profit distribution shall be made, and no repayment shall be provided to shareholders and related parties; (2) Without written consent from Lender, no new financing, guarantees and external investment shall be made; (3) Borrower shall not have any decline in credit status such as default in payment of taxes, employee wages, wages of migrant workers and other external liabilities during the term of the loan; (4) Borrower’s shareholders and affiliates do not have defaults or other decline in credit status within Lender’s system and other financial institutions; (5) Borrower opens a supervisory account with Lender, the company’s operating income shall be fully collected in the account and subject to Lender supervision in use; and it shall be first used to repay the principal and interest of the loan.

17.3 /

Article 18 Supplementary Provisions

18.1 Each party may enter into a supplemental agreement with regard to matters not covered by this Contract upon further negotiation, and it shall have the same legal effect as this Contract.

18.2 The original of this Contract shall be made out with six copies, of which Lender shall keep five and Borrower shall keep one, and all copies hereof shall have the same legal effect.

Lender (Agent Association):

Changjiang Li Autonomous County Rural Credit Cooperative Association (Seal)

Legal Representative: ZHENG Wei (Seal)

(or Authorized Agent)

Borrower:

REIT Mingsheng Environment Protection Construction Materials (Changjiang) Co., Ltd. (Seal)

Legal Representative: LI Hengfang (Signature) (Fingerprint)

(or Authorized Agent)

Lender (Member Association):

Danzhou Rural Credit Cooperative Association (seal)

Legal Representative: ZHONG Jiejin (Seal)

(or Authorized Agent)

Contract Signing Place:

Headquarters of Chengjiang Li Autonomous County Rural Credit Cooperative Association

Contract Signing Date: June 21, 2018